Exhibit 99.1

Contact:
Scott N. Greenberg	Sharon Esposito-Mayer	Ann M. Blank
Chief Executive Officer	Chief Financial Officer	Investor Relations
(410) 379-3640	(410) 379-3636	(410) 379-3725

GP STRATEGIES REPORTS STRONG SECOND QUARTER 2008 FINANCIAL RESULTS

Elkridge, MD, August 7, 2008 - GP Strategies Corporation (NYSE: GPX), a global provider of training and e-Learning solutions, management consulting, and engineering services through its operating subsidiary General Physics Corporation, today reported second quarter 2008 results.

Second Quarter 2008 Highlights:

•                  Revenue of $72.0 million, up $8.4 million or 13% compared to the second quarter of 2007

•                  Earnings of $0.18 per diluted share after a $0.01 per share non-recurring charge during the second quarter, up 29% compared to $0.14 per diluted share for the second quarter of 2007

•                  EBITDA of $6.1 million, up $0.7 million or 14% compared to the second quarter of 2007

•                  Board authorized an additional $5 million for share repurchases under buyback program

“I am pleased to report that we continued to achieve strong financial results in the second quarter of 2008, despite the current economic climate” said Scott N. Greenberg, Chief Executive Officer of GP Strategies. “We focused on key initiatives during the quarter, including expansion of services and course offerings in the energy sector, which we believe has great potential and contributed to our revenue growth during the quarter. In addition, our efforts in growing our training business process outsourcing (BPO) practice were rewarded during the quarter through increased revenue from new and existing BPO customers. Solid results were also achieved by our sales training practice and within our government business, both of which remain stable. I believe the Company continues to be well positioned for sustained growth and has the capability to take advantage of the diverse opportunities in the global performance improvement outsourcing market.”

Second Quarter 2008 Results

Revenue increased $8.4 million or 13% to $72.0 million for the second quarter of 2008 from $63.7 million for the second quarter of 2007. Approximately $3.0 million of the net revenue increase is attributable to acquisitions completed in 2007 and 2008. Excluding the impact of acquisitions, organic revenue growth was approximately $5.4 million during the second quarter of 2008 compared to the second quarter of 2007. Each of GP Strategies’ three business segments achieved organic revenue growth during the second quarter. Revenue in the Manufacturing & BPO segment increased primarily due to expansion of government funded training programs in the United Kingdom and increased training services with European BPO customers. There was also a significant revenue increase from BPO and e-Learning services provided to new and existing U.S. customers in this segment. Revenue in the Process, Energy & Government segment also increased primarily due to an increase in training and related products and services for energy customers and increased engineering and technical services. There was also a net increase in revenue from construction projects for liquefied natural gas (LNG) and hydrogen fuel station facilities and increases in emergency preparedness services for various federal and state governmental agencies in this segment. The Sandy Training & Marketing segment also experienced revenue growth due to expansion of sales training programs with existing automotive customers, offset by a decrease in revenue from technical training services provided to automotive customers.

Operating income increased $0.8 million or 18% during the second quarter of 2008 to $5.1 million from $4.3 million in the second quarter of 2007. The increase in operating income is attributable to an increase in gross profit of $1.0 million, or 11%, offset by an increase in selling, general and administrative expenses of $0.3 million, or 5%. The increase in selling, general and administrative expenses is largely due to $0.4 million of deferred financing costs related to an equity offering intended to, among other things, finance prospective acquisitions. The equity offering was aborted during the second quarter of 2008 as a result of market and other conditions. The $0.4 million pre-tax charge resulted in a reduction to earnings per share of $0.01 per diluted share for the second quarter of 2008.

Income before income tax expense increased $1.0 million or 25% to $5.1 million for the second quarter of 2008 from $4.1 million for the second quarter of 2007. Net income increased $0.6 million or 27% to $3.0 million, or $0.18 per diluted share, for the second quarter of 2008 compared to $2.3 million, or $0.14 per diluted share, for the second quarter of 2007, a 29% increase in earnings per share. The increases in income before income tax expense, net income and earnings per share during the second quarter of 2008 were primarily due to the increases in operating income discussed above, as well as a decrease in interest expense of $0.1 million due to lower long-term debt balances in 2008 and an increase in other income of $0.1 million due to a gain on the early extinguishment of debt during the second quarter of 2008.

Share Repurchase Program

During the three and six months ended June 30, 2008, we repurchased 193,000 and 345,000 shares, respectively, of our common stock in the open market for approximately $1.9 million and $3.3 million, respectively, in cash.  From January 2006 to date, we have repurchased an aggregate of approximately $13 million of our common stock under the buyback program. In August 2008, our Board of Directors authorized an additional $5 million for future share repurchases under the buyback program.

Investor Call

The Company has scheduled an investor conference call for 10:00 a.m. ET on August 7, 2008. In addition to prepared remarks from management, there will be a question and answer session on the call. The dial-in number for the live conference call will be 888-633-3324 or 706-679-2637 using conference ID number 58344903. A telephone replay of the call will also be available beginning at 11:00 a.m. on August 7th, until 11:59 p.m. on August 21st. To listen to the replay, dial 800-642-1687 or 706-645-9291, using conference ID number 58344903.

Presentation of Non-GAAP Information

This press release contains non-GAAP financial measures, including EBITDA (earnings before interest, income taxes, depreciation and amortization). The Company believes this non-GAAP financial measure is useful to investors in evaluating the Company’s results. This measure should be considered in addition to, and not as a replacement for, or superior to, net income, as an indicator of the Company’s operating performance, or cash flow, as a measure of the Company’s liquidity. In addition, because EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. For a reconciliation of this non-GAAP financial measure to the most comparable GAAP equivalent, see the Non-GAAP Reconciliation – EBITDA, along with related footnotes, below.

About GP Strategies Corporation

GP Strategies, whose principal operating subsidiary is General Physics Corporation (GP), is a NYSE-listed company (GPX). GP is a global performance improvement solutions provider of sales and technical training, e-Learning solutions, management consulting and engineering services. GP’s solutions improve the effectiveness of organizations by delivering innovative and superior training, consulting and business improvement services, customized to meet the specific needs of its clients. Clients include Fortune 500 companies, manufacturing, process and energy industries, and other commercial and government customers. Additional information may be found at www.gpworldwide.com.

Forward-Looking Statements

We make statements in this press release that are considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These statements reflect our current expectations concerning future events and results. We use words such as “expect,” “intend,” “believe,” “may,” “will,” “should,” “could,” “anticipates,” and similar expressions to identify forward-looking statements, but their absence does not mean a statement is not forward-looking. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES FOLLOW

GP STRATEGIES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2008	2007	2008	2007

Revenue by segment:
Manufacturing & BPO	$32,373	$27,181	$61,494	$50,681
Process, Energy & Government	19,086	16,740	38,516	33,518
Sandy Training & Marketing	20,567	19,737	38,935	33,002
Total revenue	$72,026	$63,658	$138,945	$117,201
Cost of revenue	61,694	54,354	118,856	99,855
Gross profit	10,332	9,304	20,089	17,346
Selling, general and administrative expenses (1)	5,247	4,989	10,050	9,608
Operating income	5,085	4,315	10,039	7,738
Interest expense	246	387	483	659
Other income	252	143	403	514
Income before income tax expense	5,091	4,071	9,959	7,593
Income tax expense	2,108	1,724	4,127	3,192
Net income	$2,983	$2,347	$5,832	$4,401

Other data:
EBITDA (2)	$6,128	$5,386	$12,099	$10,052

Basic weighted average shares outstanding	16,606	16,584	16,664	16,447
Diluted weighted average shares outstanding	16,766	17,180	16,843	17,072

Per common share data:
Basic earnings per share	$0.18	$0.14	$0.35	$0.27
Diluted earnings per share	$0.18	$0.14	$0.35	$0.26

(1)                 Selling, general and administrative expenses include $355,000 of non-recurring deferred financing costs consisting primarily of legal fees related to an equity offering intended to, among other things, finance prospective acquisitions. The equity offering was aborted during the second quarter of 2008 as a result of market and other conditions. The $0.4 million pre-tax charge resulted in a reduction to earnings per share of $0.01 per diluted share for the second quarter of 2008.

(2)                 The term EBITDA (earnings before interest, income taxes, depreciation and amortization) is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results. For a reconciliation of this non-GAAP financial measure to the most comparable GAAP equivalent, see the Non-GAAP Reconciliation –EBITDA, along with related footnotes, below.

GP STRATEGIES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30,	December 31,
	2008	2007
	(Unaudited)
Current assets:
Cash and cash equivalents	$4,229	$3,868
Accounts and other receivables	53,797	46,897
Inventories, net	773	577
Costs and estimated earnings in excess of billings on uncompleted contracts	10,890	13,995
Prepaid expenses and other current assets	7,412	8,208
Total current assets	77,101	73,545
Property, plant and equipment, net	3,270	2,843
Goodwill and other intangibles, net	70,230	68,088
Other assets	2,658	2,969
Total assets	$153,259	$147,445

Current liabilities:
Short-term borrowings	$7,607	$2,953
Current maturities of long-term debt	2,295	7,986
Accounts payable and accrued expenses	35,957	32,855
Billings in excess of costs and estimated earnings on uncompleted contracts	10,425	11,671
Total current liabilities	56,284	55,465
Other non-current liabilities	2,032	1,598
Total liabilities	58,316	57,063
Total stockholders’ equity	94,943	90,382
Total liabilities and stockholders’ equity	$153,259	$147,445

GP STRATEGIES CORPORATION AND SUBSIDIARIES

Non-GAAP Reconciliation – EBITDA

(In thousands)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2008	2007	2008	2007

Net income	$2,983	$2,347	$5,832	$4,401
Interest expense	246	387	483	659
Income tax expense	2,108	1,724	4,127	3,192
Depreciation and amortization	791	928	1,657	1,800
EBITDA (1)	$6,128	$5,386	$12,099	$10,052

(1)               Earnings before interest, income taxes, depreciation and amortization (EBITDA) is a widely used non-GAAP financial measure of operating performance. It is presented as supplemental information that the Company believes is useful to investors to evaluate its results because it excludes certain items that are not directly related to the Company’s core operating performance. EBITDA is calculated by adding back interest expense, income tax expense, and depreciation and amortization to net income. EBITDA should not be considered a substitute for net income, as an indicator of the Company’s operating performance, or for cash flow, as a measure of the Company’s liquidity. In addition, because EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

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